Electronically transmitted to the Securities and Exchange Commission on December 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEATHERLITE, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1621676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Highways 63 and 9

Cresco, Iowa 52136

(563) 547-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Conrad D. Clement

President and Chief Executive Officer

Featherlite, Inc.

Highways 63 & 9

P.O. Box 320

Cresco, Iowa 52136

(563) 547-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Erb, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street

Minneapolis, Minnesota 55402-1425

(612) 492-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock to be offered by Selling Shareholder	811,314	$3.25	$3.25	$142.63

(1)	For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the Registrant’s Common Stock on December 17, 2003.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED DECEMBER 23, 2003

PROSPECTUS

FEATHERLITE, INC.

811,314 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 811,314 shares of common stock, no par value, of Featherlite, Inc., a Minnesota corporation, currently beneficially owned and that may be acquired upon exercise of a warrant, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholder may offer its shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholder. We will not receive any proceeds from the sale of shares by the selling shareholder. See “Plan of Distribution.”

Our common stock is traded on the Nasdaq SmallCap Market® under the symbol “FTHR.” The closing bid price on  December 17, 2003, as reflected on the Nasdaq SmallCap Market® was $3.34 per share.

For information concerning certain risks relating

to an investment in Featherlite common stock

see “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

The date of this prospectus is             , 2004

ABOUT FEATHERLITE

Featherlite, Inc. (referred to as “Featherlite,” “we,” “us,” “our” or the “Company”) is a Minnesota corporation. Our principal operations have historically involved designing, manufacturing and marketing over 400 models of both custom-made and standard model specialty aluminum and steel trailers and custom luxury motorcoaches. We market our trailers primarily through a network of over 240 full-line dealers located in the United States and Canada primarily under the FEATHERLITE® brand name. Our motorcoaches are marketed directly by Featherlite under the trade names “Featherlite Vantare®, Featherlite Vogue® and Featherlite Luxury Coaches®.

The target market for our specialty trailers consists of broad segments of the general public, such as hobbyists, sports enthusiasts, farmers and ranchers, engaged in the activities for which particular trailers are designed. The Company’s primary trailer types are horse, livestock, utility recreational, commercial and car trailers as well as race car and specialty transporters, including mobile marketing, mobile office, mobile classroom, vending and command centers. Most FEATHERLITE® trailers are made of aluminum, which differentiates the Company from many of its competitors, which primarily make steel trailers. Aluminum trailers are generally believed to be superior to steel in terms of weight, durability, corrosion resistance, maintenance and weight-to-load ratio. Although the Company’s focus is on manufacturing and marketing aluminum trailers, it also markets a line of composite steel and aluminum trailers under the FEATHERLITE-STL® series and DIAMOND D® brands in order to provide dealers and customers with a high quality, but less expensive, alternative to our aluminum trailers.

The target market for the Company’s motorcoaches is typically affluent business owners, retirees, professionals and those in the entertainment and sports industries. The number of affluent retirees and business owners who represent the target market for luxury motorcoaches produced by Featherlite is also continuing to grow as the “baby boomer” generation ages. The Company has also created a specialty vehicle division to develop motorcoaches to be used for command and control purposes by fire and law enforcement teams in cities and states throughout the nation.

The Company attempts to pay special attention to its target customers and attempts to reach them through a variety of media. Featherlite benefits from national advertising and sponsorship of major events which are visible to its customers. These sponsorships include Featherlite’s designation as the “Official Trailer” of NASCAR, Champ Car, Indy Racing League (IRL), American Speed Association (ASA), World of Outlaws (W.O.O.), CASCAR, Grand Am Road Racing, Sports Car, Super Chevy Show, the Indianapolis Motor Speedway race track. Featherlite is a major sponsor of the National Hot Rod Association (NHRA). Featherlite is the title sponsor of the NASCAR Featherlite Southwest Tour and the NASCAR Featherlite Modified Tour. Featherlite is a sponsor of the Ohio All American Quarter Horse Congress, the National Western Livestock Show, Appaloosa Horse Club, United States Team Roping Competition, the National High School Rodeo Association, the Professional Women’s Rodeo Association, and the World’s Toughest Rodeo. The Company’s luxury motorcoach is the “Official Coach” of NASCAR, IRL, Grand Am Road Racing and Sports Car and is a sponsor of the World Billfish Series. The Company has a multi-year agreement with NBC, TNT and FOX Sports networks to broadcast Featherlite TV commercials as part of their nationwide telecasts of certain NASCAR races. The Company has a similar agreement with MRN (Motor Racing Network). As a program sponsor of The Golf Channel, the Company has annual television commercial package rights as well as onsite promotional activity rights.

RISK FACTORS

In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of Featherlite and its business. Investing in our common stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

We may not be able to continue as a going concern. The Company’s financial statements included in its periodic reports filed with the Securities and Exchange Commission have been prepared assuming that the Company will continue as a going concern. However, the Report of Independent Public Auditors on the December 31, 2002 financial statements states that substantial doubts exist whether the Company will be able to continue as a going concern due to the fact that the Company cannot provide assurance that it will be able to meet various covenant requirements contained in its financing agreements. While progress has been made to reduce these uncertainties, these matters still raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company may not be able to maintain compliance with, or obtain future waivers for non-compliance with, various restrictive covenants under its credit facilities. During 2002, the Company signed long-term agreements with its lenders with new financial covenants. The Company was not in compliance with certain of these covenants as of March 31, 2003 but was in compliance with all the financial covenants at June 30, 2003 and September 30, 2003. The Company cannot provide assurance that it will achieve the requirements of these covenants in the future. In fact, the Company expects it will need to request one or more waivers for covenant violations for the three-month period and year ended December 31, 2003. If the Company is unable to obtain all requisite waivers of future covenant defaults, it would be in default on both of its principal credit agreements, which contain cross-default provisions. Upon the occurrence of an event of default under the Company’s principal credit facilities, substantially all of the outstanding balances on such facilities would be due and payable on demand and the Company’s business would be substantially harmed.

The Company’s motorcoach credit facility may be amended to reduce advance rates. Capital advances under the Company’s financing agreement with GE are based on 90% of the cost of eligible new inventory and 70% of the defined value of eligible used inventory. After July 31, 2003, advance rates on new coaches more than 365 days old were scheduled to be reduced from 90% to 70% and to be eliminated on new coaches more than 720 days old and on used coaches more than 365 days old (based on the date of acquisition by the Company) or older than 10 model years. GE has continued to provide the Company with capital based upon advance rates scheduled prior to July 31, 2003. The Company anticipates that its agreement with GE will be modified to provide for continued financing as follows: (i) 90% of the cost of eligible new inventory and 70% of the defined value of eligible used inventory, (ii) a 1% per month reduction in such rates after a coach has been held in inventory more than 365 days and (iii) no financing on coaches held in inventory more than 720 days. If GE does not continue to provide capital based upon advance rates sufficient to meet the Company’s liquidity requirements, the Company may have to reduce prices to artificially low levels and decrease production of new coaches. The occurrence of either of these events would harm the Company’s profitability and harm its competitive position.

If the Company does not continue to control its operating expenses, it may not be able to compete effectively in its industry. Our strategy involves, to a substantial degree, increasing revenues while at the same time reducing and controlling operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide efficiency activities intended to increase productivity and reduce costs. These activities have included personnel reductions, reduction or elimination of non-personnel expenses, facility closures and realigning and streamlining operations. We cannot assure you that our efforts will result in increased profitability for any meaningful period of time.

The value of the Company’s motorcoach inventory fluctuates. The Company takes trade-ins on both new and used motorcoach sales. These trade-in units are marketed on a retail basis to other customers. In the three years ended December 31, 2002, the Company experienced a significant decline in the market value of trade-in units and certain non-current new models and wrote down the carrying value of the used inventory by an aggregate amount of $5.2 million in order to facilitate their sale. The write-down in the nine months ended September 30, 2003 was $722,000. There is a risk that additional write-downs of this inventory will occur if these trade-in units are not sold at current selling prices, which could adversely impact the Company’s future operating results and reduce the capital advances available under its credit facility with GE.

In November 2001, the Company was required to work out payment plans with a number of its vendors because of inadequate liquidity. Under its payment plans with various trade creditors, the Company made quarterly payments totaling $2.8 million for the year 2002 and quarterly payments totaling $2.35 million for the year 2003. The Company is scheduled to make quarterly payments totaling $2.2 million in 2004. There are no interest or service charges in connection with this arrangement. Vendors in the repayment plan have been continuing to supply the Company with materials; however, some require prepayments at the time of order or payment on delivery of the materials. A number of vendors have extended the Company more normal credit terms again as they receive payments under the repayment plan. However, there can be no assurance that the Company will be able to continue to make payments or that vendor will continue to provide the Company will any credit terms.

The Company’s credit facilities may not provide sufficient capital for the Company to meet production schedules and improve operating efficiencies. Increased expenditures for working capital items may be required to support production levels in excess of sales from time to time. For example, significant increases in trailer backlog often require the purchase of substantial amounts of raw material and a build-up of work in process. The Company recently requested a special advance from one of its lenders to provide additional cash to fund such an inventory build-up related to increased backlog. The lender has tentatively agreed to provide an over-advance on an existing revolving line of credit on which the Company can borrow up to an additional $750,000 as needed for up to an aggregate of 90 days in 2004, and to extend the amortization period on certain real estate debt that is expected to result in a $500,000 annual reduction in periodic debt payments prior to maturity. There can be no assurance that the

Company will actually obtain this special advance and temporary debt-payment reduction or enter into other financing transactions as necessary from time to time. Insufficient liquidity could constrain the Company’s growth and result in lost business opportunities.

To maintain a level production schedule, production often begins on motorcoaches before orders have been received from specific buyers. As of September 30, 2003, approximately 73% of the coaches in production and to be completed over the next four months had not been sold to specific customers. While it is the Company’s expectation that substantially all of these motorcoaches will be sold to specific customers before production is completed, or shortly thereafter, there is no assurance this will occur. If the motorcoaches are not sold according to expectations, the Company may have to reduce selling prices which would harm its profitability. Further, if the sale periods for motorcoaches are substantially longer than expected, capital advances available under the Company’s credit facility with GE will be reduced and liquidity may be harmed.

We may not have the capital resources to maintain pace with technology improvements. To remain competitive, the Company is required from time to time to make capital expenditures for machinery to remain competitive and to improve operating efficiencies and output. While the Company does not currently anticipate significant capital expenditures will be required in the near future, the Company may not have sufficient liquidity and may not be able to obtain additional financing for such any required capital expenditures as necessary. Failure to keep pace with technological improvements in manufacturing trailers and motorcoaches could lead to reduced competitiveness and increased cost and production inefficiencies. The occurrence of any of these events could further harm our liquidity and results of operations.

The Company may be subject to price increases for its purchases of aluminum. Prices of aluminum, the principal commodity used in the Company’s business, fluctuate daily in the open market. The Company purchases substantial amounts of aluminum extrusions from a number of major suppliers, including: Alcoa Extrusions, Inc., and Indalex, Inc. and the majority of its sheet metal from two large suppliers, Integris Metals, Inc. and Aluminum Line Products Co. The Company has not engaged in hedging or the purchase and sale of future contracts other than contracts for delivery to fill its own needs. The Company has contracts with certain of the above suppliers to fill about 90% of its projected needs for aluminum for the remainder of 2003, and a substantial portion of its requirements for 2004. In the event that one or more of the Company’s suppliers were unable to deliver raw materials to the Company for an extended period of time, the Company’s production and profits could be materially and adversely affected if an adequate replacement supplier could not be found within a reasonable amount of time. Increases in the prices of aluminum and other supplies may adversely affect margins on the Company’s products.

The Company relies upon one supplier for motorcoach shells. There is a risk related to the loss or interruption in the supply of bus conversion shells from the Company’s sole supplier of these shells. The Company purchases all of its bus conversion shells from Prevost Car Company located in Canada. Although the Company has insurance to cover certain losses it may sustain due to fire or other catastrophe at Prevost’s plant, the Company may not be able to obtain conversion shells from another manufacturer on favorable terms or at all. Additionally, if the

Company is unable to maintain a good working relationship with Prevost, it may be required to locate a new supplier of its conversion shells. In the event of any significant loss or interruptions in Prevost’s ability to provide such services, the Company’s operations may be harmed.

We face risks related to product liability claims, which could exceed the limits of available insurance coverage. We are subject, from time to time, in the ordinary course of our business to product liability claims resulting from the use of our trailers and motorcoaches. Although we intend to continue to maintain product liability insurance, we cannot assure you that the coverage limits of our insurance policies will be adequate, or available, in the future on acceptable terms, if at all. A product liability claim or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial conditions and results of our operations.

We face the risks of litigation and related damages resulting from claims of faulty manufacturing and loss of use of trailers and coaches. It is possible that trailers and, to a greater extent, motorcoaches may be significantly damaged or destroyed after sale due to manufacturing or vendor errors. In such event, the Company and its vendors may be subject to claims of negligence and loss of use. While the Company and its vendors maintain insurance for such perils, such insurance is becoming increasingly difficult to maintain since both premiums and deductibles are increasing. If the Company is unable to maintain insurance at reasonable rates to sufficiently mitigate the risk of damages from such events, the Company’s profitability and liquidity could be harmed.

The Company is subject to certain contingent liabilities in connection with its dealer network. The Company is contingently liable under certain trailer dealer floor plan arrangements. These arrangements relate to inventory financing provided to Featherlite trailer dealers by financial institutions. The Company would be required to repurchase trailer inventory if the financial institution repossesses it and it is in saleable condition. No reserve has been provided for this contingency because the aggregate amount of such repurchases has historically been less than one percent of sales and repossessed inventory has been resold to other dealers without a loss. These contingent liabilities total approximately $10.8 million at September 30, 2003.

Our ability to operate effectively could be impaired it we were to lose the services of key personnel. Our success largely depends on the continued service of our management team and key personnel. If one or more of these individuals, particularly Conrad D. Clement, our President and Chief Executive Officer, were to resign or otherwise terminate their employment with us, we could experience a loss of sales, industry affiliations, vendor relationships and management resources.

Shares of our common stock may be delisted from the Nasdaq Stock Market, which will harm the trading liquidity of our common stock. In August 2001, the Company transferred to The Nasdaq Smallcap Market because its common stock had failed to maintain the minimum market value of public float required for continued listing on the Nasdaq National Market. The Nasdaq has expressed concern that the Company may not be able to sustain compliance with the continued listing requirements of The Nasdaq Stock Market because of the “going concern” opinions expressed by its accountants in their reports on our annual consolidated financial statements. There is no assurance the Company will be able to satisfy Nasdaq regarding its ability to meet these continued listing requirements, and the Company’s common stock may be delisted from Nasdaq. In such an event, the market for the Company’s common stock may become less liquid, and its shareholders may have a more difficult time selling the Company’s common stock.

Our stock price may be volatile, and you may not be able to resell your shares for more than your paid for them. The market price of our common stock has been, and we expect will continue to be, subject to substantial volatility. The market price of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our ability to continue to demonstrate sufficient capital liquidity to remain solvent;

•	trends and events affecting our consumers’ disposable income available for recreational activities and consumer confidence generally;

•	variations in our operating results and whether we achieve key business targets;

•	changes in, or our failure to meet, analysts’ earnings expectations;

•	changes in securities analysts’ buy/sell recommendations; and general economic, political and stock market conditions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate’” and similar words and expressions are intended to identify forward-looking statements. Any statement that is not a historical fact, including any statement regarding estimates, projections, future trends and the outcome of events that have not occurred, is a forward-looking statement. These statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Featherlite wishes to caution readers that the factors set forth in Risk Factors, among others, in some cases have affected, and in the future could affect, Featherlite’s actual results and could cause Featherlite’s actual consolidated results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Featherlite. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions. The Company’s forward-looking statements speak only as of the date they are first made available. The Company undertakes no obligation to update any forward-looking statements that it makes.

USE OF PROCEEDS

Featherlite will not receive any proceeds from the sale of any of the shares offered hereby.

SELLING SHAREHOLDER

Set forth below is the name of the selling shareholder, the number of shares of Featherlite common stock beneficially owned by such selling shareholder on the date hereof, the number of shares offered hereby and the percentage of common stock to be owned if all shares registered hereunder are sold by the selling shareholder. We issued 661,314 of the shares to the selling shareholder on October 8, 2003 pursuant to the conversion of a Convertible Promissory Note, including interest. In connection with the issuance of the Convertible Promissory Note, we also issued a warrant to purchase 150,000 shares to the selling shareholder for $2.00 per share. The warrant is currently exercisable and expires on January 30, 2007. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of the selling shareholder listed below, provided that this prospectus is amended or supplemented if required by applicable law.

	Number of Shares Beneficially Owned			Number of Shares Offered Hereby	%Owned After Offering (1)
Name	Shares	Warrant Shares(1)	Total
Bulk Resources, Inc.	661,314	150,000	811,314	811,314	*

*	Less than 1%.

(1)	The percentage of shares beneficially owned by each selling shareholder is based on 7,196,418 shares of common stock outstanding plus 150,000 shares which may be purchased upon exercise of a warrant as of the date hereof or within 60 days of such date. Voting and investment power over securities beneficially owned by this selling shareholder is controlled by Mr. Terrance N. Taylor, an officer of the selling shareholder. The selling shareholder is not affiliated with any broker/dealers.

PLAN OF DISTRIBUTION

The selling shareholder may sell the shares of common stock on the Nasdaq SmallCap Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, “selling shareholder” includes donees and pledgees selling shares received from the named selling shareholder after the date of this prospectus. We will pay all expenses associated with registering the selling shareholder’s shares, including legal fees incurred by the selling shareholder. The selling shareholder will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

•	a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchases.

The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholder may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. The selling shareholder may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholder, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholder, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

There is no assurance that the selling shareholder will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-24804) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

2.	Definitive Proxy Statement for the 2003 Annual Meeting of Shareholders, filed April 10, 2003.

3.	Quarterly Report on Form 10-Q as of and for the three and nine month periods ended September 30, 2003.

4.	Quarterly Report on Form 10-Q as of and for the three and six month periods ended June 30, 2003.

5.	Quarterly Report on Form 10-Q as of and for the three month period ended March 31, 2003.

6.	The description of Featherlite common stock which is incorporated by reference in the Registration Statement on Form 8-A filed on September 14, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Jeffery A. Mason

Chief Financial Officer

Featherlite, Inc.

Highways 63 & 9

P.O. Box 320

Cresco, Iowa 52136

(563) 547-6000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying the selling shareholder’s expenses related to this offering, except the selling shareholder will pay any applicable broker’s commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee	$142.63
Legal Fees and Expenses	$2,500.00
Accountants’ Fees and Expenses	$5,000.00
Miscellaneous	$500
Total	$8,142.63

Item 15.	Indemnification of Directors and Officers.

Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Featherlite’s Articles of Incorporation and Bylaws do not limit its obligation to indemnify such persons.

Featherlite’s Articles of Incorporation, as amended, also limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to Featherlite or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

Featherlite and the selling shareholder listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.	Exhibits

See Exhibit Index on page following signatures.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cresco, State of Iowa, on December 23, 2003.

FEATHERLITE, INC.

By	/s/ Conrad D. Clement

Conrad D. Clement
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes CONRAD D. CLEMENT and TRACY J. CLEMENT his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to file any amendments to the Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/S/ CONRAD D. CLEMENT Conrad D. Clement	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2003

/S/ JEFFERY A. MASON Jeffery A. Mason	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 22, 2003

/S/ TRACY J. CLEMENT Tracy J. Clement	Executive Vice President and Director	December 22, 2003

/S/ CHARLES A. ELLIOTT Charles A. Elliott	Director	December 23, 2003

/S/ THOMAS J. WINKEL Thomas J. Winkel	Director	December 22, 2003

/S/ KENNETH D. LARSON Kenneth D. Larson	Director	December 22, 2003

/S/ TERRY E. BRANSTAD Terry E. Branstad	Director	December 22, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

to

Form S-3 Registration Statement

Featherlite, Inc.

(Exact name of Registrant as specified in its charter)

INDEX

Exhibit

4.1	The Company’s Articles of Incorporation, as amended—incorporated by reference to Exhibit 3.1 to Company’s 10-Q for the quarter ended March 31, 1998.

4.2	The Company’s Bylaws, as amended—incorporated by reference to Exhibit 3.2 to Company’s S-1 Registration Statement, Reg. No. 33-82564.

5.1	Opinion and Consent of Fredrikson & Byron, P.A.

23.1	Consent of Deloitte & Touche LLP.

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1	Power of attorney from directors (included on signature page of this Registration Statement).